# Delaware

The First State

*I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "APPTECH PAYMENTS CORP.", FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF DECEMBER, A.D. 2021, AT 1:28 O`CLOCK P.M.*

Jeffrey W. Bullock, Secretary of State

6495551 8100
SR# 20214219974

Authentication: 205086425
Date: 12-27-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

DocuSign Envelope ID: 69FE0334-8329-4186-AC2D-C14EC582683A

**STATE OF DELAWARE**
**CERTIFICATE OF AMENDMENT**
**OF CERTIFICATE OF INCORPORATION**

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

**FIRST**: That at a meeting of the Board of Directors of AppTech Payments Corp. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

**RESOLVED**, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "4.01" so that, as amended, said Article shall be and read as follows:

**Section 4.01. Authorized Classes of Stock**. The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is 105,363,158, of which 105,263,158 shares shall be shares of common stock having a par value of $0.001 per share ("**Common Stock**") and 100,000 shares shall be shares of preferred stock having a par value of $0.001 per share ("**Preferred Stock**"). 14 shares of the authorized Preferred Stock of the Corporation are hereby designated Series A Convertible Preferred Stock (the "Series A Preferred Stock").

**SECOND**: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

**THIRD**: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

**IN WITNESS WHEREOF**, said corporation has caused this certificate to be signed this 23rd day of December, 2021.

DocuSigned by:
By: Luke D'Angelo
7CC820BD720D400...
Authorized Officer

Name: Luke D'Angelo
Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:28 PM 12/27/2021
FILED 01:28 PM 12/27/2021
SR 20214219974 - File Number 6495551